Exhibit 99.1
Pittsburgh Steelers President
Joins Board of Directors of F.N.B. Corporation
Hermitage, PA – July 19, 2006 – The Board of Directors of F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today elected Arthur J. Rooney, II as a Director of the Corporation. Mr. Rooney is President of the Pittsburgh Steelers.
“We are delighted to welcome Art Rooney to the Board of F.N.B. Corporation,” said Stephen Gurgovits, President and Chief Executive Officer of F.N.B. Corporation. “His business experience and his high profile both regionally and nationally will be a valuable asset to the Corporation.”
Mr. Rooney was named President of the Steelers in May, 2003, following over twenty years as a member of the Board of Directors of the Pittsburgh Steelers organization. He was principally responsible for the design, development and financing plan for the Steelers’ new stadium, Heinz Field. Mr. Rooney is a member of the Board of NFL Films, the NFL Super Bowl Site Committee, and the NFL Management Council. He was named 2005 NFL Executive of the Year by The Sporting News.
In addition, Mr. Rooney serves as Of Counsel to the law firm of Buchanan Ingersol & Rooney. A 1978 graduate of the University of Pittsburgh, he received his law degree from Duquesne University in 1982.
He is a board member of the Pittsburgh Children’s Museum, the Pittsburgh Public Theater, and the United Way of Allegheny County. Mr. Rooney is also a member of the Board of the Public School Employees Retirement System.
Mr. Rooney resides in Pittsburgh with his wife, Greta, and their four children.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA has total assets of $6.1 billion. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, including its Legacy Bank and Legacy Trust Company divisions, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 33 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.’s website at http://www.fnbcorporation.com.

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This press release of F.N.B. Corporation and the reports F.N.B. Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause F.N.B. Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among depository institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. Corporation is engaged; (6) changes in the securities markets; or (7) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. Corporation undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.
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